Exhibit 99.1

FIRST NILES FINANCIAL, INC.

DECLARES CASH DIVIDEND

Niles, Ohio, May 17, 2006 - First Niles Financial, Inc., the parent company of Home Federal Savings and Loan Association of Niles, has announced a cash dividend of $.16 per share for the second quarter of 2006. The dividend will be payable on June 23, 2006 to shareholders of record on June 9, 2006.

Home Federal primarily serves the Niles, Ohio area. At March 31, 2006, Home Federal exceeded all its applicable regulatory capital requirements.

First Niles had $99.3 million in assets and $16.1 million in stockholders’ equity as of March 31, 2006. The stock of First Niles is traded on the Nasdaq SmallCap Market under the symbol “FNFI”.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

May 17, 2006	Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539